Pricing Supplement dated October , 2026	Subject to Completion Dated October 12, 2026	Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Royal Bank of Canada Airbag In-Digital Securities

$• Securities Linked to the State Street® SPDR® S&P 500® ETF Trust due on or about April 13, 2028

Investment Description

The Airbag In-Digital Securities (the “Securities”) are senior unsecured debt securities issued by Royal Bank of Canada linked to the performance of the State Street® SPDR® S&P 500® ETF Trust (the “Underlying”). If the Final Underlying Value is greater than or equal to the Digital Barrier (which is equal to the Conversion Price), we will repay the principal amount at maturity plus pay a return equal to the Digital Return. However, if the Final Underlying Value is less than the Conversion Price, we will deliver to you a number of shares of the Underlying equal to the principal amount per Security divided by the Conversion Price (the “Share Delivery Amount”) for each of your Securities, which shares will likely be worth less than your principal amount and may have no value at all. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You will lose some or all of your principal amount if the Final Underlying Value is less than the Conversion Price. The Digital Return and contingent repayment of principal apply only at maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities will not be listed on any securities exchange.

Features

❑   Digital Return Feature — At maturity, if the Final Underlying Value is greater than or equal to the Digital Barrier (which is equal to the Conversion Price), we will pay you the principal amount plus a return equal to the Digital Return.

❑   Downside Exposure with Contingent Repayment of Principal at Maturity — If the Final Underlying Value is less than the Initial Underlying Value but greater than or equal to the Conversion Price (which is equal to the Digital Barrier), we will pay you the principal amount plus a return equal to the Digital Return. However, if the Final Underlying Value is less than the Conversion Price, at maturity, we will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for each of your Securities, which shares will likely be worth less than the principal amount of the Securities and may have no value at all. Accordingly, you may lose some or all of the principal amount of the Securities. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

Key Dates
Strike Date	October 9, 2026
Trade Date	October 12, 2026
Settlement Date	October 15, 2026
Final Valuation Date[1]	April 10, 2028
Maturity Date[1]	April 13, 2028
[1] Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” IN THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT AND PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU COULD LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

Security Offering

We are offering Airbag In-Digital Securities Linked to the State Street® SPDR® S&P 500® ETF Trust. The Securities will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The return on the Securities is subject to, and will not exceed, the Digital Return. The Initial Underlying Value, Digital Barrier and Conversion Price were determined on the Strike Date.

Underlying	Digital Return	Initial Underlying Value*	Digital Barrier**	Conversion Price**	CUSIP / ISIN
State Street® SPDR® S&P 500® ETF Trust (SPY)	11.20%	$778.57	$583.93, which is 75% of the Initial Underlying Value	$583.93, which is 75% of the Initial Underlying Value	78017Y631 / US78017Y6317

* The closing value of the Underlying on the Strike Date

** Rounded to two decimal places

See “Additional Information about Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated December 20, 2023, the prospectus supplement dated December 20, 2023, the underlying supplement no. 1A dated May 16, 2024, the product supplement no. 1B dated July 22, 2025 and this pricing supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Securities are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the State Street® SPDR® S&P 500® ETF Trust	•	$1,000	•	$0	•	$1,000

(1) All sales of the Securities will be made to fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment adviser, and UBS will act as a placement agent. UBS will not receive a commission. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Securities determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $946.25 and $996.25 per Security and will be less than the public offering price of the Securities. The final pricing supplement relating to the Securities will set forth the initial estimated value. The market value of the Securities at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Securities are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the documents listed below, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

♦	Prospectus Supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

♦	Underlying Supplement No. 1A dated May 16, 2024: https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

♦	Product Supplement No. 1B dated July 22, 2025: https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

You should also read the prospectus for the Underlying on the SEC website, which can be accessed via the hyperlink below. The contents of this prospectus, any other prospectuses included in the hyperlink below and the documents incorporated by reference in this prospectus are not incorporated by reference in this pricing supplement or in any way made a part of this pricing supplement.

♦	Prospectus for the State Street® SPDR® S&P 500® ETF Trust dated January 26, 2026 (the first prospectus accessible via this hyperlink):

https://www.sec.gov/Archives/edgar/data/884394/000119312526022775/d77353d497.htm

Selected Purchase Considerations

The Securities may be appropriate for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You can tolerate the loss of some or all of the principal amount of the Securities and are willing to make an investment that may have up to the full downside market risk of the Underlying.

♦   You believe that the value of the Underlying will not decline below the Digital Barrier from the Initial Underlying Value to the Final Underlying Value.

♦   You can tolerate receiving shares of the Underlying at maturity likely to be worth less than your principal amount and that may have no value at all.

♦   You understand and accept that any positive return on the Securities will be limited to the Digital Return.

♦   You are willing to invest in the Securities based on the Digital Return set forth on the cover page of this pricing supplement.

♦   You do not seek current income from your investment and are willing to forgo the dividends paid on the Underlying or the component securities held by the Underlying.

♦   You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Underlying.

♦   You fully understand and accept the risks associated with the Underlying.

♦   You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦   You are willing to assume our credit risk for all payments under the Securities, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be appropriate for you if, among other considerations:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You cannot tolerate the loss of some or all of the principal amount of the Securities, and you are not willing to make an investment that may have up to the full downside market risk of the Underlying.

♦   You believe that the value of the Underlying will decline below the Digital Barrier from the Initial Underlying Value to the Final Underlying Value.

♦   You cannot tolerate receiving shares of the Underlying at maturity likely to be worth less than your principal amount and that may have no value at all.

♦   You do not seek an investment that has a potential positive return that is limited to the Digital Return.

♦   You are unwilling to invest in the Securities based on the Digital Return set forth on the cover page of this pricing supplement.

♦   You seek current income from your investment or prefer to receive the dividends paid on the Underlying or the component securities held by the Underlying.

♦   You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Underlying.

♦   You do not fully understand or accept the risks associated with the Underlying.

♦   You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦   You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement for risks related to an investment in the Securities. For more information about the Underlying, see “Information about the Underlying” below.

Indicative Terms of the Securities[1]
Issuer:	Royal Bank of Canada
Principal Amount:	$1,000 per Security
Term:	Approximately 18 months
Underlying:	State Street® SPDR® S&P 500® ETF Trust
Payment at Maturity:

If the Final Underlying Value is greater than or equal to the Digital Barrier (which is equal to the Conversion Price), we will pay you at maturity an amount per Security equal to:

$1,000 + ($1,000 × Digital Return)

If the Final Underlying Value is less than the Conversion Price, we will deliver to you at maturity a number of shares of the Underlying per Security equal to the Share Delivery Amount. Fractional shares will be paid in cash with a value equal to the number of fractional shares times the Final Underlying Value.

In this scenario, you will receive shares of the Underlying that will likely be worth less than the principal amount of the Securities and may have a value equal to $0.

Digital Return:	11.20%
Underlying Return:	Final Underlying Value – Initial Underlying Value Initial Underlying Value
Digital Barrier:	A percentage of the Initial Underlying Value, as specified on the cover of this pricing supplement
Conversion Price:	A percentage of the Initial Underlying Value, as specified on the cover of this pricing supplement
Share Delivery Amount:	A number of shares of the Underlying equal to $1,000 divided by the Conversion Price (rounded to four decimal places), which is 1.7125
Initial Underlying Value:	The closing value of the Underlying on the Strike Date, as specified on the cover of this pricing supplement. The Initial Underlying Value is not the closing value of the Underlying on the Trade Date.
Final Underlying Value:	The closing value of the Underlying on the Final Valuation Date
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

Investment Timeline
Strike Date:	The Initial Underlying Value, Digital Barrier, Conversion Price and Share Delivery Amount were determined.

Maturity Date:

The Final Underlying Value is observed on the Final Valuation Date.

If the Final Underlying Value is greater than or equal to the Digital Barrier (which is equal to the Conversion Price), we will pay you at maturity an amount per Security equal to:

$1,000 + ($1,000 × Digital Return)

If the Final Underlying Value is less than the Conversion Price, we will deliver to you at maturity a number of shares of the Underlying per Security equal to the Share Delivery Amount. Fractional shares will be paid in cash with a value equal to the number of fractional shares times the Final Underlying Value.

In this scenario, you will receive shares of the Underlying that will likely be worth less than the principal amount of the Securities and may have a value equal to $0.

Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You will lose some or all of your principal amount if the Final Underlying Value is less than the Conversion Price. The Digital Return and contingent repayment of principal apply only at maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the accompanying product supplement.

Key Risks

An investment in the Securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Securities unless you understand and can bear the risks of investing in the Securities.

Risks Relating to the Terms and Structure of the Securities

♦	Your Investment in the Securities May Result in a Loss of Principal — The Securities differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Final Underlying Value is less than the Conversion Price, we will deliver to you shares of the Underlying that will likely be worth less than the principal amount of the Securities and may have no value at all. If you receive shares of the Underlying, you will be exposed to any further decrease in the value of the Underlying from the Final Valuation Date to the Maturity Date. Accordingly, you could lose some or all of the principal amount of the Securities.

♦	Payments on the Securities Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Securities — The Securities are our senior unsecured debt securities, and your receipt of any amounts due on the Securities is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Securities.

♦	Your Maximum Return on the Securities Is Limited by the Digital Return — If the Final Underlying Value is greater than or equal to the Digital Barrier, for each Security, we will pay you at maturity $1,000 plus an additional return equal to the Digital Return, regardless of any appreciation of the Underlying, which may be significant. Therefore, you will not benefit from any appreciation of the Underlying. Your return on the Securities may be less than the return on a direct investment in the Underlying or its underlying components.

♦	The Digital Return and Contingent Repayment of Principal Apply Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Digital Return and may represent a loss relative to your initial investment, even if at that time the value of the Underlying is greater than the Conversion Price. Accordingly, your return under these circumstances may be lower than the return of the Underlying, as well as the return on the Securities that would be payable at maturity based on the return of the Underlying. You can receive the full benefit of the Digital Return only if you hold your Securities to maturity.

♦	The Digital Return Reflects in Part the Volatility of the Underlying and May Not Be Sufficient to Compensate You for the Risk of Loss At Maturity — Volatility is a measure of the degree of variation in the value of the Underlying over a period of time. The greater the volatility of the Underlying, the more likely it is that the value of the Underlying could close below the Conversion Price on the Final Valuation Date. This risk is generally reflected in a higher Digital Return for the Securities than would be the case if the volatility of the Underlying were lower at the time the terms of the Securities are set. Accordingly, a higher Digital Return will generally be indicative of a greater risk of loss. While the Digital Return is a fixed amount, the Underlying’s volatility can change significantly over the term of the Securities. The value of the Underlying could fall sharply, which could result in no payment of the Digital Return and the loss of some or all of your principal amount.

♦	The Securities Do Not Pay Interest, and Your Return on the Securities May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Securities as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

♦	Any Payment on the Securities Will Be Determined Based on the Closing Values of the Underlying on the Dates Specified — Any payment on the Securities will be determined based on the closing values of the Underlying on the dates specified. You will not benefit from any more favorable value of the Underlying determined at any other time.

♦	The Securities Will Be Subject to Risks, Including Non-Payment in Full, under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See “Description of Debt Securities—Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Securities could be exposed to losses.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and significant aspects of the tax treatment of the Securities are uncertain. Moreover, the Securities may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a Security. You should review carefully the section entitled “What Are the Tax Consequences of the Securities?—United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities.

Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities

♦	There May Not Be an Active Trading Market for the Securities; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange. RBCCM and our other affiliates intend to make a market for the Securities; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Securities. Even if a secondary market for the Securities develops, it may not provide enough liquidity to allow you to easily trade or sell the Securities. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Securities in any secondary market could be substantial. If you sell your Securities before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	The Initial Estimated Value of the Securities Will Be Less Than the Public Offering Price — The initial estimated value of the Securities will be less than the public offering price of the Securities and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Underlying, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of our estimated profit and the estimated costs relating to our hedging of the Securities. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include our estimated profit or the hedging costs relating to the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Securities and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

♦	The Initial Estimated Value of the Securities Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Securities.

♦	The Terms of the Securities at Issuance and Their Market Value Prior to Maturity Are Influenced by Many Unpredictable Factors — Many economic and market factors influence the terms of the Securities at issuance and affect their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Securities, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Securities, we expect that, generally, the value of the Underlying on any day will affect the value of the Securities more than any other single factor. However, you should not expect the value of the Securities in the secondary market to vary in proportion to changes in the value of the Underlying. The value of the Securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the value of the Underlying;

♦	the actual and expected volatility of the Underlying;

♦	the time remaining to maturity of the Securities;

♦	the dividend rates on the Underlying or the component securities held by the Underlying;

♦	interest and yield rates in the market generally, as well as in the markets of the Underlying or the component securities held by the Underlying;

♦	a variety of economic, financial, political, regulatory or judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors influence the terms of the Securities at issuance and affect the price you will receive if you choose to sell the Securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Risks Relating to Conflicts of Interest and Our Trading Activities

♦	Our, Our Affiliates’ and UBS’s Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Securities. Our, our affiliates’ and UBS’s economic interests are potentially adverse to your interests as an investor in the Securities due to our, our affiliates’ and UBS’s business and trading activities, and we, our affiliates and UBS have no obligation to consider your interests in taking any actions that might affect the value of the Securities. Trading by us, UBS and our respective affiliates may adversely affect the value of the Underlying and the market value of the Securities. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

♦	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Securities. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underlying” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Securities, and any of these determinations may adversely affect any payments on the Securities. The Calculation Agent will have no obligation to consider your interests as an investor in the Securities in making any determinations with respect to the Securities.

Risks Relating to the Underlying

♦	You Will Not Have Any Rights to the Underlying or Its Component Securities — As an investor in the Securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying or its component securities.

♦	The Underlying and the Underlying Index Are Different — The performance of the Underlying will not exactly replicate the performance of the Underlying Index (as defined below). The Underlying is subject to management risk, which is the risk that the investment strategy for the Underlying, the implementation of which is subject to a number of constraints, may not produce the intended results. The Underlying’s investment adviser may have the right to use a portion of the Underlying’s assets to invest in securities or other assets or instruments, including derivatives, that are not included in the Underlying Index. In addition, unlike the Underlying Index, the Underlying will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

The performance of the Underlying may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the Underlying and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of the Underlying may vary substantially from the net asset value per share of the Underlying.

♦	Any Payment on the Securities May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Securities is subject to adjustment upon the occurrence of a market disruption event affecting the Underlying. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of the Underlying. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

♦	Adjustments to the Underlying or to the Underlying Index Could Adversely Affect Any Payments on the Securities — The investment adviser of the Underlying may add, remove or substitute the component securities held by the Underlying or make changes to its investment strategy, and the sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index, may make other methodological changes to the Underlying Index that could affect its performance or may discontinue or suspend calculation and publication of the Underlying Index. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Securities.

♦	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Securities upon the occurrence of certain events with respect to the Underlying that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the Underlying. However, the Calculation Agent might not make adjustments in response to all such events that could affect the Underlying. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Securities. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

♦	Reorganization or Other Events Could Adversely Affect the Value of the Securities or Result in the Securities Being Accelerated — If the Underlying is delisted or terminated, the Calculation Agent may select a successor fund. In addition, upon the occurrence of certain reorganization or other events affecting the Underlying, the Calculation Agent may make adjustments that result in payments on the Securities being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of the Underlying upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of the Underlying, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Securities. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Securities if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Securities, the value of, and any amount payable on, the Securities could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” and “General Terms of the Notes—Reference Stocks and Funds—Discontinuation of, or Adjustments to, a Fund” in the accompanying product supplement.

Hypothetical Examples and Return Table at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The table and hypothetical examples below illustrate the payment at maturity per Security for a hypothetical range of Underlying Returns based on a hypothetical Initial Underlying Value of $100.00, a hypothetical Digital Barrier and hypothetical Conversion Price of 75% of the hypothetical Initial Underlying Value, the Digital Return of 11.20% and a hypothetical Share Delivery Amount of 13.3333. The actual Initial Underlying Value, Digital Barrier and Conversion Price are set forth on the cover page of this pricing supplement and the actual Share Delivery Amount is set forth under “Indicative Terms of the Securities” in this pricing supplement. The table and examples set forth below are only for illustrative purposes and may not show the actual return applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Underlying Value on the Final Valuation Date. You should consider carefully whether the Securities are appropriate for your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Final Underlying Value	Hypothetical Underlying Return	Value of Hypothetical Payment at Maturity ($)[1]	Hypothetical Total Return on Securities[2]
$200.00	100.00%	$1,112.00	11.200%
$175.00	75.00%	$1,112.00	11.200%
$150.00	50.00%	$1,112.00	11.200%
$140.00	40.00%	$1,112.00	11.200%
$130.00	30.00%	$1,112.00	11.200%
$120.00	20.00%	$1,112.00	11.200%
$111.20	11.20%	$1,112.00	11.200%
$110.00	10.00%	$1,112.00	11.200%
$105.00	5.00%	$1,112.00	11.200%
$100.00	0.00%	$1,112.00	11.200%
$95.00	-5.00%	$1,112.00	11.200%
$90.00	-10.00%	$1,112.00	11.200%
$80.00	-20.00%	$1,112.00	11.200%
$75.00	-25.00%	$1,112.00	11.200%
$74.99	-25.01%	$999.87	-0.013%
$70.00	-30.00%	$933.33	-6.667%
$60.00	-40.00%	$800.00	-20.000%
$50.00	-50.00%	$666.67	-33.333%
$25.00	-75.00%	$333.33	-66.667%
$0.00	-100.00%	$0.00	-100.000%

1 For purposes of the table above, the value of any shares received is calculated as the Share Delivery Amount times the Final Underlying Value. The actual value of any shares received may be less than the amount shown above.

2 The “total return” is the number, expressed as a percentage, that results from comparing the value of payment at maturity per Security to the principal amount of $1,000 per Security.

Example 1 — The value of the Underlying increases from the Initial Underlying Value to the Final Underlying Value by 5%. Because the Final Underlying Value is greater than or equal to the Digital Barrier, we will pay you an amount based on the Digital Return. We will pay you at maturity a cash payment of $1,112 per Security (a return of 11.20%), calculated as follows:

$1,000 + ($1,000 × 11.20%) = $1,000 + $112 = $1,112

Example 2 — The value of the Underlying increases from the Initial Underlying Value to the Final Underlying Value by 20%. Because the Final Underlying Value is greater than or equal to the Digital Barrier, we will pay you an amount based on the Digital Return. We will pay you at maturity a cash payment of $1,112 per Security (a return of 11.20%), calculated as follows:

$1,000 + ($1,000 × 11.20%) = $1,000 + $112 = $1,112

In this case, the return on the Securities is less than the Underlying Return.

Example 3 — The value of the Underlying decreases from the Initial Underlying Value to the Final Underlying Value by 10%. Because the Final Underlying Value is greater than or equal to the Digital Barrier, even though the Final Underlying Value is less than the Initial Underlying Value, we will pay you an amount based on the Digital Return. We will pay you at maturity a cash payment of $1,112 per Security (a return of 11.20%), calculated as follows:

$1,000 + ($1,000 × 11.20%) = $1,000 + $112 = $1,112

Example 4 — The value of the Underlying decreases from the Initial Underlying Value to the Final Underlying Value by 50%. Because the Final Underlying Value is less than the Conversion Price, we will deliver to you at maturity a number of shares of the Underlying equal to the Share Delivery Amount with a value, calculated as of the Final Valuation Date based on the Final Underlying Value, of $666.67 per Security, for a loss of 33.333% on the Securities.

What Are the Tax Consequences of the Securities?

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Generally, this discussion assumes that you purchased the Securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlying. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Securities should be treated as short-term capital gain or loss unless you have held the Securities for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

You generally should not recognize gain or loss with respect to the receipt of shares at maturity (other than with respect to cash received in lieu of a fractional share). Consistent with this position, you should have an aggregate tax basis in the shares (including any fractional share for which cash is received) equal to your adjusted tax basis in the Securities and should have a holding period in the shares beginning on the day after receipt. With respect to any cash received in lieu of a fractional share of the Underlying, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share. The discussion herein and in the accompanying product supplement does not address the tax consequences of ownership of the shares.

Even if the treatment of the Securities as prepaid financial contracts is respected, purchasing a Security could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the Security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Security, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the Securities.

We do not plan to request a ruling from the IRS regarding the treatment of the Securities. An alternative characterization of the Securities could materially and adversely affect the tax consequences of ownership and disposition of the Securities, including the timing and character of income recognized. In particular, there is a risk that the Securities could be characterized as debt instruments for U.S. federal income tax purposes, in which case the tax consequences of an investment in the Securities could be different from those described herein and possibly adverse to certain investors. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2029 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement, which you should carefully review prior to investing in the Securities.

Information about the Underlying

According to publicly available information, the Underlying (formerly known as the SPDR® S&P 500® ETF Trust) is a registered investment company that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500® Index (the “Underlying Index”). The Underlying Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the Underlying, see “Exchange-Traded Funds—The SPDR® S&P 500® ETF Trust” in the accompanying underlying supplement.

Historical Information

The following graph sets forth historical closing values of the Underlying for the period from January 1, 2016 to October 9, 2026. The solid line represents the Digital Barrier and Conversion Price. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation. The historical performance of the Underlying should not be taken as an indication of its future performance. We cannot give you assurance that the performance of the Underlying will result in the return of all of your initial investment.

State Street® SPDR® S&P 500® ETF Trust

990.00
900.00
810.00
720.00
630.00
540.00
450.00
360.00
270.00
180.00
90.00
0.00
Closing prices ($)
Jan-16
Jan-17
Jan-18
Jan-19
Jan-20
Jan-21
Jan-22
Jan-23
Jan-24
Jan-25
Jan-26
Date

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it will purchase from us to investors or to its affiliates at the price to public listed on the cover page of this pricing supplement.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the accompanying product supplement.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Securities in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately one month after the Settlement Date, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time. This is because the estimated value of the Securities will not include our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may initially be a higher amount, reflecting the addition of our estimated costs and profits from hedging the Securities. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Securities. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Securities after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Securities, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Securities

The Securities are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate and the hedging-related costs relating to the Securities reduce the economic terms of the Securities to you and result in the initial estimated value for the Securities being less than their public offering price. Unlike the initial estimated value, any value of the Securities determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Securities. The economic terms of the Securities and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Key Risks—Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities—The Initial Estimated Value of the Securities Will Be Less Than the Public Offering Price” above.